Exhibit 2.3
September 23, 2005
Corgentech Inc.
650 Gateway Boulevard
S. San Francisco, CA 94080
Ladies and Gentlemen:
     The letter agreement is delivered by the undersigned in connection with the merger pursuant to terms of an Agreement and Plan of Merger dated as of September 23, 2005 (the “Merger Agreement”) by and among Corgentech Inc. (“Parent”), Element Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Sub”), and of AlgoRx Pharmaceuticals, Inc. (“AlgoRx”) with and into Sub (the “Merger”). Pursuant Section 5.7(d) of the Agreement, in order to induce Parent to enter into the Agreement, AlgoRx has agreed to cause its officers, directors and affiliates (including affiliated funds), to execute and deliver letter agreements in the form hereof. The undersigned is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of shares of Common Stock, $0.001 par value per share, of Parent (the “Parent Common Stock”).
     In consideration of the execution of the Merger Agreement by AlgoRx and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agrees that, without the prior written consent of Parent, during the period commencing on the date hereof and ending ninety (90) days after such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement (the “Lock-up Period”), the undersigned will not, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any of the Parent Common Stock (or other securities of Parent), or (ii) enter into any swap, hedging or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Parent Common Stock (or other securities) of held by the undersigned, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Parent Common Stock or other such securities, in cash or otherwise. Notwithstanding the foregoing, and subject to the conditions below, the undersigned may transfer the Parent Common Stock without the prior written consent of Parent, provided that (1) Parent receives a signed agreement for the balance of the lockup period from each donee, trustee, distributee, or transferee, as the case may be, (2) any such transfer shall not involve a disposition for value, (3) such transfers are not required to be reported in any public report or filing with the Securities Exchange Commission, or otherwise and (4) the undersigned does not otherwise voluntarily effect any public filing or report regarding such transfers: (x) as a bona fide gift or gifts; or (y) to any trust for the direct or indirect benefit of the undersigned or the immediate family of the undersigned. For purposes of this letter agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.
     In order to enforce the foregoing covenant, Parent may impose stop-transfer instructions with respect to the shares of Parent Common Stock beneficially owned by the undersigned until the end of the Lock-up Period.
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Very truly yours,
[Name]
By:
Name:
Title: